UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TRICO MARINE SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

KISTEFOS AS CHRISTEN SVEAAS ÅGE KORSVOLD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following press release was issued by Kistefos AS on June 5, 2009, together with a letter sent by Kistefos AS to the stockholders of Trico Marine Services, Inc.

KISTEFOS URGES TRICO MARINE STOCKHOLDERS TO “ACT NOW”

AND VOTE THE BLUE CARD FOR KISTEFOS NOMINEES AND PROPOSALS

In Letter to Stockholders, Trico’s Largest Shareholder Notes the Company’s Management “Can’t Defend Trico’s Appalling Record”

OSLO — June 5, 2009 — Kistefos AS announced today it has sent the following letter to Trico Marine Services, Inc. (NASDAQ: TRMA) stockholders, urging them to support Kistefos’ Board nominees and other proposals at Trico’s upcoming Annual Meeting of Stockholders on June 10, 2009.

In the letter, Kistefos points out the following facts:

•      RiskMetrics and Glass Lewis, the nation’s two leading proxy advisory firms, extensively, objectively and carefully analyzed this contest and recommended that Trico’s stockholders vote Kistefos’ revised BLUE card to adopt the changes necessary Trico, citing the company’s poor performance, unjustifiable compensation practices and inadequate governance policies.

•      Trico management has no response to criticisms on its performance and governance from Kistefos, RiskMetrics and Glass Lewis.

•      Trico has put forward no plan or future steps they would take to improve the company’s appalling performance.

•      Trico’s board does not put stockholders first as evidenced by its actions - not investing itself in the company, paying its CEO approximately $6 million for less than two years work and giving him a 20% base pay raise on the heels of a $127,500,000 loss, and granting itself low-priced options following the announcement of a significantly dilutive debt exchange and a 40% drop in its stock price.

The full text of the letter is below.

June 5, 2009

A Picture Is Worth A Thousand Words

Trico Share Price Performance 6/08 to 5/09

Dear Fellow Trico Stockholder:

We are writing to urge you to act now to vote the revised BLUE proxy card FOR increased accountability at Trico, FOR meaningful stockholder representation on the company’s Board and FOR improved corporate governance policies that will ensure stockholder interests are represented.  You must vote no later than June 9 for your vote to count.

In the last week both RiskMetrics and Glass Lewis, the nation’s two leading proxy advisory firms, extensively, objectively and carefully analyzed this contest and recommended that Trico’s stockholders vote Kistefos’ revised BLUE card to adopt the changes necessary at our company. Both RiskMetrics and Glass Lewis emphasized not only Trico’s appalling financial and stock market performance but also severely criticized Trico’s executive compensation practices, with Glass Lewis giving Trico a grade of “F.”

Trico’s management has responded with a variety of legalistic arguments about the Jones Act and competition issues, and nasty, unwarranted personal attacks against us. In their minds, apparently, any efforts by their largest and longest term stockholder to attempt improving the company’s performance and the Board’s accountability simply qualify as “disruptive.”

What you have not heard is the clear voice of management defending the many issues regarding the company’s performance and governance raised by Kistefos, RiskMetrics and Glass Lewis, for one simple reason: They can’t. They simply can’t defend Trico’s appalling record.  Not only that, while they have spent a great deal of time and energy criticizing us, we have heard nothing from them on how they would actually improve the company’s performance.

Keep in mind, this is a Board which has not itself invested in your company in any meaningful way, which has awarded its CEO approximately $6,000,000 in total compensation for less than two years work, which a few months ago gave him a 20% base pay raise on the heels of a $127.5 million loss, and which a few weeks ago granted itself low-priced options just days after the announcement of a significantly dilutive debt exchange and a 40% drop in its stock price. On top of this, the Board has agreed to pay the CEO about $4 million more in cash if he leaves under certain circumstances. What this adds up to is a Board which simply does not put you and us — the stockholders — first.

We respectfully ask you, the stockholders, to consider today’s message and our recent letters and make up your own mind about this contest.(1)  There are plenty of significant issues the Trico management team and its Board will be confronted with in the coming months. Ask yourself: Will this Board be there for you? Has it proven to be over the past two years?

We think the answer is clear: you can vote with your feet or you can vote for change. Here is what we believe your vote on the enclosed BLUE proxy card will deliver:

•      Independent director nominees with your best interests in mind. As RiskMetrics unequivocally concluded, our nominees, Christen Sveaas and Ǻge Korsvold, are successful investors who have extensive relevant experience to bring to the Trico Board a fresh perspective and vast knowledge of the shipping industry and corporate turnarounds.

(1) For handy reference, you can find all of Kistefos’ proxy materials and letters to stockholders online at: http://www.myproxyonline.com/okapimaterials/

•      Good corporate governance practices and Board accountability.  Kistefos’ proposals will result in appropriate changes to the company’s bylaws to bring Trico’s corporate governance in-line with current corporate standards and ensure proper Board accountability.

We ask you to vote the revised BLUE card FOR change. Every vote counts. As evidenced by recent events, we believe the next year will be critical to Trico’s future. Stockholders need the benefits of a meaningful voice in the Boardroom to prevent further value destruction, improve accountability and to provide the perspective necessary to help turn Trico around. Please take action today.

     Yours sincerely,

       Ǻge Korsvold

To elect the Kistefos nominees, we urge all stockholders to sign and return the revised BLUE Proxy whether or not you have already returned a white proxy sent to you by the company.

We urge all stockholders not to sign or return any white proxy sent to you by the company. Instead, we recommend that you use the revised BLUE Proxy today.

If you have already returned the white proxy, you can effectively revoke it by voting the revised BLUE Proxy.

If you have already returned the original BLUE proxy, you must vote again by returning the revised BLUE Proxy.

Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the revised BLUE Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-869-0171

Or

Email:   info@okapipartners.com

About Kistefos AS

Kistefos AS is a private investment firm focused on making investments in medium-sized companies. Kistefos typically invests in turnaround opportunities and businesses that experience industry consolidation. Kistefos has holdings in dry cargo-shipping, offshore services and financial services, as well as technology-founded investments and real estate development. Kistefos AS was founded in 1979 and is based in Oslo, Norway.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

KISTEFOS AS, CHRISTEN SVEAAS AND ÅGE KORSVOLD (COLLECTIVELY, THE “PARTICIPANTS”) HAVE MADE A FILING WITH THE SECURITIES AND EXCHANGE COMMISSION OF A DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING REVISED PROXY CARD IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR THE 2009 ANNUAL MEETING OF THE STOCKHOLDERS OF TRICO MARINE SERVICES, INC. (THE “COMPANY”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY ADDITIONAL PROXY MATERIAL FILED BY THE PARTICIPANTS IN CONNECTION WITH THE 2009 ANNUAL MEETING, AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES FROM STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2009 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAVE BEEN MAILED TO THE COMPANY’S STOCKHOLDERS AND ARE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS AND WILL BE CONTAINED IN SCHEDULES 13D AND 14A FILED BY THE PARTICIPANTS AND IN AMENDMENTS THERETO.